                                                                                        Exhibit Exhibit 99.1
Z Trim Holdings Completes Funding of Operations

MUNDELEIN, IL, March 21, 2011/PRNewswire/ -- Z Trim Holdings, Inc. (OTC Markets: ZTHO – News), manufacturer of multifunctional ingredients used in food production, today announced it received $3.326 million in funding from New York-based investment firm Brightline Ventures.  The Company sold Brightline 665,339 shares of convertible Preferred Series II Stock with an issue price of $5.00 per share, and 4,990,046 warrants with an exercise price of $1.50 per share.  The Preferred Stock converts at a price of $1.00 per share into 3,326,697 shares of the Company’s Common Stock, exclusive of an 8% dividend, which is also convertible into Common Stock.

Brightline’s Managing Partner, Ed Smith said, “We are excited to provide Z Trim with the capital it required to begin realizing the potential of its food ingredient platform. We are also pleased to have a number of strategic former senior food industry executives as part of our investment group.”

“We are extremely grateful to Brightline for helping us reach this turning point in our Company’s history,” stated Z Trim Holdings President, Steve Cohen.  “For the first time, we believe we have sufficient working capital to fund operations, reach our production and sales goals, expand our customer base and product lines, and increase shareholder value.   We feel confident that this funding will further solidify the confidence of food manufacturers in our ability to supply them with Z Trim multifunctional ingredients for years to come.”

ABOUT Z TRIM®

Z Trim Holdings, Incorporated, http://www.ztrim.com, deploys technology, formulation, and product performance solutions built around cutting edge multifunctional ingredients for both domestic and international food markets. Made from either corn bran or oat hulls, Z Trim® ingredients contribute multifunctional attributes for food product design and processing, including moisture management, texture and appearance quality, fat and calorie reduction, clean labeling, and cost-control.  Z Trim® can provide enhanced eating quality, outstanding product performance, and frequently, improved nutritional profiles in meats, sauces, dressings, microwaveable hand-held snacks, baked goods, fillings, toppings, prepared meals, ice cream, cream cheese, dips, and many other food products.

Forward-Looking Statements and Risk Factors

Certain statements in this press release are "forward−looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Z Trim Holdings to be materially different from any future results, performance or achievements expressed or implied by these forward−looking statements. Other factors, which could materially affect such forward−looking statements, can be found in our filings with the Securities and Exchange Commission at www.sec.gov, including risk factors relating to our history of operating losses, that our auditors have expressed substantial doubt regarding our ability to continue as a going concern, the fact that we may dilute existing shareholders through additional stock issuances, and our reliance on our intellectual property. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward−looking statements and are cautioned not to place undue reliance on such forward−looking statements. The forward−looking statements made herein are only made as of the date of this press release and we undertake no obligation to publicly update such forward−looking statements to reflect subsequent events or circumstances.

Contacts:

Media:	Investors:
Angela Strickland	Thomas Wagner
(847) 549-6002	Legend Securities, Inc.
mediarelations@ztrim.com	718-233-2627

John Columbia
Legend Securities, Inc.
718-233-2677